UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                          WORLD ACCEPTANCE CORPORATION
                                (Name of Issuer)

                           Common Stock, no par value
                         (Title of Class of Securities)

                                   981419 10 4
                                 (CUSIP Number)

                                       n/a
             (Date of Event which Requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|   Rule 13d-1(b)
|X|   Rule 13d-1(c)
|_|   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  981419 10 4

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Thomas W. Smith
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                   5.   SOLE VOTING POWER

  NUMBER OF             300
   SHARES          -------------------------------------------------------------
BENEFICIALLY       6.   SHARED VOTING POWER
  OWNED BY
    EACH                1,963,600
  REPORTING        -------------------------------------------------------------
   PERSON          7.   SOLE DISPOSITIVE POWER
    WITH
                        94,800
                   -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER

                        1,963,600
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,058,400
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     Not Applicable                                                         |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     10.9%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  981419 10 4

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Thomas N. Tryforos
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                   5.   SOLE VOTING POWER

  NUMBER OF             0
   SHARES          -------------------------------------------------------------
BENEFICIALLY       6.   SHARED VOTING POWER
  OWNED BY
    EACH                1,933,600
  REPORTING        -------------------------------------------------------------
   PERSON          7.   SOLE DISPOSITIVE POWER
    WITH
                        0
                   -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER

                        1,933,600
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,933,600
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     Not Applicable                                                         |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     10.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  981419 10 4

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Scott J. Vassalluzzo
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                   5.   SOLE VOTING POWER

  NUMBER OF             0
   SHARES          -------------------------------------------------------------
BENEFICIALLY       6.   SHARED VOTING POWER
  OWNED BY
    EACH                1,933,600
  REPORTING        -------------------------------------------------------------
   PERSON          7.   SOLE DISPOSITIVE POWER
    WITH
                        36,000
                   -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER

                        1,933,600
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,969,600
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     Not Applicable                                                         |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     10.5%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  981419 10 4

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Daniel J. Englander
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                   5.   SOLE VOTING POWER

  NUMBER OF             0
   SHARES          -------------------------------------------------------------
BENEFICIALLY       6.   SHARED VOTING POWER
  OWNED BY
    EACH                30,000
  REPORTING        -------------------------------------------------------------
   PERSON          7.   SOLE DISPOSITIVE POWER
    WITH
                        0
                   -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER

                        30,000
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     30,000
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     Not Applicable                                                         |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Explanatory Note:

            This Amendment No.5 ("Amendment") to the joint filing on Schedule 13G made by Thomas W. Smith, Thomas N. Tryforos and Scott J. Vassalluzzo with the Securities and Exchange Commission (the "Original Schedule 13G") relating to the common stock, no par value ("Common Stock") of World Acceptance Corporation is being filed to add Daniel J. Englander as a joint filer. Mr. Englander is joining this filing on a voluntary basis and disclaims membership in any "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. or for any other purpose.

ITEM 1.     (a)   Name of Issuer:

                  World Acceptance Corporation

            (b)   Address of Issuer's Principal Executive Offices:

                  108 Frederick Street
                  Greenville, SC  29607

ITEM 2.     (a)   Name of Person Filing:

                  (i) Thomas W. Smith

                  (ii) Thomas N. Tryforos

                  (iii) Scott J. Vassalluzzo

                  The filing of this Statement shall not be deemed to be an admission that the filing persons comprise a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. The Reporting Persons each disclaim beneficial ownership of the shares reported in this Schedule 13G in excess of those shares as to which they have or share voting or investment authority.

            (b)   Address of Principal Business Office:

                  The following is the address of the principal business office of each of the filing persons:

                  323 Railroad Avenue
                  Greenwich, CT  06830

            (c)   Citizenship:

                  Each of Messrs. Thomas W. Smith, Thomas N. Tryforos, Scott J. Vassalluzzo and Daniel J. Englander is a United States citizen.

            (d)   Title of Class of Securities:

                  Common Stock, no par value

            (e)   CUSIP Number:

                  981419 10 4

ITEM 3.     If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
            (c), check whether the person filing is a:

             Not applicable.

            If this Statement is filed pursuant to Rule 13d-1(c), check this box |X|

ITEM 4.     Ownership

            (a) Thomas W. Smith - 2,058,400 shares; Thomas N. Tryforos - 1,933,600 shares; Scott J. Vassalluzzo - 1,969,600 shares; Daniel J. Englander - 30,000 shares

            (b) Thomas W. Smith - 10.9%; Thomas N. Tryforos - 10.3%; Scott J. Vassalluzzo - 10.5%; Daniel J. Englander - 0.1%

            (c) Mr. Smith has the sole power to vote or to direct the vote of 300 shares of Common Stock and Messrs. Tryforos, Vassalluzzo and Englander have the sole power to vote or to direct the vote of no shares. Messrs. Smith and Vassalluzzo have the sole power to dispose or to direct the disposition of 94,800 and 36,000 shares of Common Stock, respectively and Messrs. Tryforos and Englander have the sole power to dispose or to direct the disposition of no shares. Messrs. Smith, Tryforos and Vassalluzzo share the power to vote or to direct the vote of and to dispose or to direct the disposition of 1,933,600 shares and Messrs. Smith and Englander share the power to vote or to direct the vote of and to dispose or to direct the disposition 30,000 shares. Voting and investment authority over investment accounts established for the benefit of certain family members and friends of the Reporting Persons is subject to each beneficiary's right to terminate or otherwise direct the disposition of the investment account.

ITEM 5.     Ownership of Five Percent or Less of a Class

            Not applicable.

ITEM 6.     Ownership of More than Five Percent on Behalf of Another Person

            Messrs. Smith, Tryforos and Vassalluzzo in the aggregate beneficially own 2,064,400 shares in their capacities as investment managers for certain managed accounts. The managed accounts have the right to receive dividends from, and the proceeds from the sale of, the managed accounts' shares.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

            Not applicable.

ITEM 8.     Identification and Classification of Members of the Group

            Not applicable.

ITEM 9.     Notice of Dissolution of Group

            Not applicable.

ITEM 10.    Certification

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 17, 2004

                                                  /s/ Thomas W. Smith
                                              ---------------------------------
                                                       Thomas W. Smith

                                                 /s/ Thomas N. Tryforos
                                              ---------------------------------
                                                      Thomas N. Tryforos

                                                 /s/ Scott J. Vassalluzzo
                                              ---------------------------------
                                                      Scott J. Vassalluzzo

                                                  /s/ Daniel J. Englander
                                              ---------------------------------
                                                       Daniel J. Englander

                             JOINT FILING AGREEMENT

      The undersigned agree that the foregoing Statement on Schedule 13G, dated May 14, 2004, is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k).

Dated: May 17, 2004


                                                  /s/ Thomas W. Smith
                                             -----------------------------------
                                                       Thomas W. Smith

                                                 /s/ Thomas N. Tryforos
                                             -----------------------------------
                                                      Thomas N. Tryforos

                                                 /s/ Scott J. Vassalluzzo
                                             -----------------------------------
                                                      Scott J. Vassalluzzo

                                                  /s/ Daniel J. Englander
                                             -----------------------------------
                                                       Daniel J. Englander